UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934, as amended

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Strategic Hotels & Resorts, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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77 West Wacker Drive

Suite 4600

Chicago, Illinois 60601

April 14, 2006

Dear Shareholders:

You are cordially invited to attend the 2006 annual meeting of shareholders of Strategic Hotels & Resorts, Inc., which will be held at 10:00 a.m., Central Time, on Thursday, May 11, 2006, at the InterContinental Chicago Hotel, 505 North Michigan Avenue, Chicago, Illinois. At the annual meeting, shareholders will be asked to elect directors, ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2006 and act upon such other business as may properly come before the meeting, all as described in the attached notice of annual meeting of shareholders and proxy statement.

It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete, date, sign and return your proxy card in the enclosed prepaid envelope or authorize your proxy electronically or telephonically as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,

/s/ John C. Deterding
John C. Deterding
Chairman of the Board

77 West Wacker Drive

Suite 4600

Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 11, 2006

To our Shareholders:

The annual meeting of shareholders of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), will be held at the InterContinental Chicago Hotel, 505 North Michigan Avenue, Chicago, Illinois on Thursday, May 11, 2006, at 10:00 a.m., Central Time, for the following purposes:

1) To elect eight directors to the board of directors to serve until our next annual meeting of shareholders and until such directors’ successors are duly elected and qualify;

2) To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3) To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only shareholders of record at the close of business on March 31, 2006, the record date for the annual meeting, will be entitled to notice of and to vote at the annual meeting.

Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. You may also authorize your proxy electronically or telephonically by following the procedures described in our proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and shareholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

/s/ Paula C. Maggio
Paula C. Maggio, Secretary

Chicago, Illinois

April 14, 2006

STRATEGIC HOTELS & RESORTS, INC.

77 West Wacker Drive

Suite 4600

Chicago, Illinois 60601

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2006

This proxy statement is being furnished by and on behalf of our board of directors in connection with the solicitation of proxies to be voted at the 2006 annual meeting of shareholders. The date, time and place of the annual meeting are:

Date:	May 11, 2006
Time:	10:00 a.m., Central Time
Place:	InterContinental Chicago Hotel
505 North Michigan Avenue, Chicago, Illinois 60611

At the annual meeting, shareholders will be asked to:

•	Elect the following nominees as our directors to serve until our next annual meeting of shareholders and until such directors’ successors are duly elected and qualify: John C. Deterding, Robert P. Bowen, Michael W. Brennan, Edward C. Coppola, Richard L. Fisher, Laurence S. Geller, David M.C. Michels and William A. Prezant (“Proposal 1”);

•	Consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, referred to herein as our independent auditors, for the fiscal year ending December 31, 2006 (“Proposal 2”); and

•	Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our principal offices are located at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, and our telephone number is (312) 658-5000.

This proxy statement and the enclosed proxy card are being sent on or about April 14, 2006, to shareholders of record as of the close of business on March 31, 2006.

GENERAL INFORMATION ABOUT THE MEETING

In this section of the proxy statement, we answer some common questions regarding the annual meeting and the voting of shares at the annual meeting.

Where and when will the annual meeting be held?

The date, time and place of the annual meeting are:

May 11, 2006

10:00 a.m. (Central Time)

InterContinental Chicago Hotel

505 North Michigan Avenue

Chicago, Illinois 60611

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the annual meeting. But you don’t have to attend in order to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card or authorize your proxy electronically or telephonically by following the procedures described below.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 31, 2006, the record date determining the shareholders who are entitled to vote at the annual meeting. As of March 31, 2006, there were a total of 59,133,344 shares of common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. The enclosed proxy card shows the number of shares you can vote.

How are votes counted?

We will hold the annual meeting if shareholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards, authorize their proxy online or telephonically or attend the annual meeting. A majority of the shares of common stock entitled to vote at the annual meeting present in person or by proxy constitutes a quorum. If you sign and return your proxy card or authorize your proxy online or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated on the proxy card.

If you abstain or withhold votes, your abstention or withheld vote will not be counted as votes cast and will have no effect on the result of the vote on the election of directors or the ratification of the appointment of Deloitte & Touche LLP as our independent auditors.

What is the required vote for approval?

The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting and the ratification of the appointment of Deloitte & Touche LLP as our independent auditors requires a majority of the votes cast at the annual meeting on such matter.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on the matters to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope or follow the instructions below for authorizing your proxy online or via telephone. The individuals named and designated as proxies in the proxy card will vote your shares as you instruct. You have the following choices in completing your voting:

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on directors, you can either vote “FOR” all directors or withhold your vote on all or certain directors specified by you.

•	You may abstain on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors, in which case no vote will be recorded.

•	You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to elect all eight nominees as directors and ratify the appointment of Deloitte & Touche LLP as our independent auditors.

How can I authorize my proxy online or via telephone?

In order to authorize your proxy online or via telephone, go to the www.ProxyVote.com website or call the toll-free number reflected on the enclosed proxy card, and follow the instructions. If you would like to receive future shareholder materials electronically, please enroll at www.investordelivery.com. Please have the proxy card you received in hand when accessing the site. You can authorize your proxy via the internet or by phone at any time prior to 11:59 p.m. Central Time, May 10, 2006, the day before the annual meeting.

Please refer to the proxy card enclosed herewith or to the e-mail announcement that you may have received for instructions. If you choose not to authorize your proxy electronically, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided herewith.

If you elected to receive this proxy statement electronically over the internet and would now like to receive a paper copy of this proxy statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Secretary of the Company of this request in writing at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601 or Strategic Hotels & Resorts, Inc. c/o LaSalle Bank, N.A., 135 South LaSalle Street, Suite 1960, Chicago, Illinois 60603, Attention: Arlene Kaminski.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting include the proposals we have described in this proxy statement: the election of eight directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2006. If other matters are properly presented at the annual meeting, the designated proxies will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving us a written notice revoking your proxy card or by executing or authorizing, dating, and delivering to us a new proxy via the Internet, telephone or mail prior to the annual meeting or by attending the annual meeting and voting your shares in person. Your attendance at the annual meeting will not, by itself, revoke a proxy previously given by you. We will honor the latest dated proxy.

Proxy revocation notices or new proxy cards should be sent to Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, Attention: Secretary or Strategic Hotels & Resorts, Inc. c/o LaSalle Bank, N.A., 135 South LaSalle Street, Suite 1960, Chicago, Illinois 60603, Attention: Arlene Kaminski.

Can I vote in person at the annual meeting rather than by authorizing a proxy?

Although we encourage you to authorize your proxy to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person even if you submitted a proxy card or authorized your proxy electronically or telephonically.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors are considered routine matters for which brokerage firms may vote unvoted shares.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank or other nominee, that party will give you instructions for voting your shares. If your shares are held in “street name” and you would like to vote your shares in person at the annual meeting, you must contact your broker, bank or other nominee to obtain a proxy from the record holder of your shares.

Who will count the votes?

Representatives of LaSalle Bank, N.A. will count the votes and will serve as the independent inspector of election.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this. We do not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this proxy statement, the cost to us is estimated to be less than $10,000, plus reasonable out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

There are currently eight directors on our board of directors. Eight nominees will be proposed for election as directors at the annual meeting to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualify. All eight nominees currently serve on our board of directors.

Our board of directors appointed Michael W. Brennan as a director effective September 22, 2005, appointed Richard L. Fisher as a director effective December 12, 2005, and appointed Edward C. Coppola, David M.C. Michels and William A. Prezant as directors effective March 15, 2006. Effective January 30, 2006, Jonathan A. Langer and Robert M. Falzon resigned from our board of directors. Effective March 13, 2006, Thomas A. Hassard and Robert J. Watson resigned from our board of directors.

All of the nominees are willing to serve as directors but, if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee selected by our board of directors, unless the board alternatively acts to reduce the size of the board or maintain a vacancy on the board in accordance with our bylaws. The board of directors has no reason to believe that any such nominees will be unable or unwilling to serve.

Our board of directors considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries and affiliates. Our board of directors has determined that John C. Deterding, Robert P. Bowen, Michael W. Brennan, Edward C. Coppola, Richard L. Fisher, David M.C. Michels and William A. Prezant are independent under the criteria for independence set forth in the listing standards of the New York Stock Exchange, and therefore, upon the election of all eight nominees, we will meet the New York Stock Exchange requirement for a majority of independent directors serving on the board of directors.

Nominees for Election as Directors

The names, ages as of April 10, 2006, and existing positions with us of the nominees are as follows:

Name	Age	Office or Position Held	Director Since
John C. Deterding	74	Chairman of the Board of Directors	2004
Robert P. Bowen	64	Director	2004
Michael W. Brennan	49	Director	2005
Edward C. Coppola	51	Director	2006
Richard L. Fisher	65	Director	2005
Laurence S. Geller	58	Director, President and Chief Executive Officer	2004
David M.C. Michels	59	Director	2006
William A. Prezant	59	Director	2006

John C. Deterding

John C. Deterding (Chairman) has been active as a private real estate consultant since 1993 and owns Deterding Associates, a real estate consulting company. From November 1998 to June 2003, Mr. Deterding served as a director of Atrium Companies (a door and window manufacturing company). From August 1995 to December 1998 he served as a director of Patriot American Hospitality, Inc. (a public hotel real estate investment trust, or REIT, and predecessor to Wyndham International, Inc.). From August 2000 to June 2002, Mr. Deterding served as a Director of AMRESCO Capital Trust (a mortgage REIT), and from June 2001 to

March 2005, he served as a Director of U.S. Restaurant Properties, Inc. (a public restaurant building REIT). He also served as a trustee of BAI (a registered Investment Trust) from August 1997 to December 1999 and from June 2000 to December 2005, as a director of Fortress Registered Investment Trust I and II. From 1975 until June 1993, Mr. Deterding served as Senior Vice President and General Manager of the Commercial Real Estate division of General Electric Capital Corporation, or GECC. He served as a director of GECC Financial Corporation from 1986 to 1993. From November 1989 to June 1993, Mr. Deterding also served as Chairman of the General Electric Real Estate Investment Company, a privately held REIT. He was formerly a trustee of the Urban Land Institute. Mr. Deterding holds a Bachelor of Science degree from the University of Illinois.

Robert P. Bowen

Robert P. Bowen currently serves as a director and chairs the audit committee of the Board of Directors of Gaylord Entertainment Company, a publicly traded hospitality company, and of Equity Inns, Inc., a publicly traded hotel REIT. Mr. Bowen retired as a partner of Arthur Andersen LLP in 1999. From 1980 to 1998, he was partner-in-charge of the audit practice of Arthur Andersen’s Memphis and Little Rock offices. For more than 25 years, he specialized in the hospitality and entertainment industry and was a member of Arthur Andersen’s worldwide hospitality industry team. Mr. Bowen joined Arthur Andersen in 1968, after receiving his Master of Business Administration degree from Emory University.

Michael W. Brennan

Michael W. Brennan was a co-founder of First Industrial Realty Trust, Inc., a real estate investment trust that has grown five-fold since its initial public offering in 1994. Prior to becoming its president and chief executive officer in 2000, he was chief operating officer of First Industrial. He is a member of the Urban Land Institute Policy & Planning Committee, the President’s Circle Real Estate Roundtable and the National Association of Real Estate Investment Trusts (NAREIT). Mr. Brennan is also a member of the Board of First Industrial and a member of the Chicago Public Library Foundation Board. Mr. Brennan holds a Bachelor of Science degree in finance from the University of Notre Dame.

Edward C. Coppola

Edward C. Coppola is one of the founders of The Macerich Company and has been a member of the board of directors since the company’s formation in 1994. In addition to his role as a director, Mr. Coppola is Senior Executive Vice President and Chief Investment Officer of The Macerich Company and has served in such position since August of 2004. He is responsible for directing the company’s acquisition activities and establishing the company’s strategic direction. He is also actively involved in the company’s capital market activities and in developing and maintaining relationships with joint venture partners and department stores. Previously, he was an Executive Vice President of The Macerich Company beginning in 1994. Mr. Coppola represents the company as a frequent speaker and panelist at industry functions. He has 30 years of experience with The Macerich Group and The Macerich Company. Mr. Coppola is a member of The International Council of Shopping Centers, PREA, National Association of Real Estate Investment Trusts, and The Real Estate Roundtable in Washington, D.C. Mr. Coppola is also a past member of The Urban Land Institute and currently serves on the advisory board of the St. Vincent de Paul Thrift Store in Dallas, Texas.

Richard L. Fisher

Richard L. Fisher is a senior partner in Fisher Brothers, a family real estate and financial business, where he is in charge of strategic planning and finance. Mr. Fisher joined Fisher Brother in 1968 and has been a senior partner for 10 years. Fisher Brothers is a 90-year-old firm that owns and operates over 5 million square feet of commercial office space in New York City, and 1.5 million square feet in Washington, D.C., and manages a diversified real estate portfolio in excess of $4 billion. Fisher Brothers is also the sponsor of a $300 million leveraged buy-out fund, FdG Associates. Mr. Fisher has also served as the Chief Executive Officer of The City

Investment Fund, or CIF, a $770 million fund co-sponsored with Morgan Stanley, since February 2004. CIF makes real estate investments in New York City. Mr. Fisher was Chairman and Chief Executive Officer of a public company, Chartwell Leisure, which owned and operated the Travelodge Hotel chain in the United States, before it was sold to a group headed by Goldman Sachs. Mr. Fisher was a trustee at his alma mater, the University of Pennsylvania, for 11 years and is a Board member of Lincoln Center for the Performing Arts. Mr. Fisher is a member of the Board of the Intrepid Sea, Air & Space Museum and is Vice Chairman of the Intrepid Fallen Heroes Fund. Mr. Fisher is also on the Board of Trustees of the Animal Medical Center in New York City, one of the leading research hospitals of its kind in the nation. He is also on the Board of the Cabinet War Rooms in London and a past member of the National Advisory Board of Chase Bank. At New York University’s Stern School of Business, Mr. Fisher is an Adjunct Professor teaching “Real Estate Finance” to second-year MBA students. Mr. Fisher holds a Bachelor of Arts cum laude and a Master of Arts degree from the University of Pennsylvania, where he also taught for two years.

Laurence S. Geller

Laurence S. Geller is our President, Chief Executive Officer and Director and founder of Strategic Hotel Capital, L.L.C., or SHC LLC. Prior to founding SHC LLC in 1997, Mr. Geller was Chairman and Chief Executive Officer of Geller & Co., a gaming, tourism and lodging advisory company he founded in 1989. Geller & Co. specialized in major hotel, corporate and real estate development, financing and structuring on an international scope. Previously, Mr. Geller held positions as Executive Vice President and Chief Operating Officer of Hyatt Development Corporation, Senior Vice President of Holiday Inns, Inc. and Director of Grand Metropolitan Hotels in London. Mr. Geller is a former Vice Chairman of the Commercial and Retail Council of the Urban Land Institute and the immediate past Chairman of the Industry Real Estate Financing Advisory Council of the American Hotel and Motel Association. Mr. Geller currently serves as a director and member of the audit committee and nominating and corporate governance committee of the Board of Directors of Gaylord Entertainment Company, a publicly traded hospitality company. Mr. Geller also sits on the board of Children’s Memorial Hospital and serves as a member of its finance committee and facilities sub-committee. Mr. Geller is Co-Chairman of the Board of Trustees of the Churchill Centre and Ambassador for North America for the Hotel and Catering Institutional Management Association of the U.K. Mr. Geller is a graduate of Ealing Technical College’s school of hotel management and catering. Mr. Geller has over 40 years of experience in the lodging industry and has received numerous awards for his service to the lodging industry.

David M.C. Michels

David M.C. Michels currently sits on the Board of Directors of The British Land Company plc, easyJet plc and Marks & Spencer plc. From June 1, 2000 until February 28, 2006, Mr. Michels was Chief Executive Officer of Hilton Group plc and from April 1, 1999 to May 29, 2000 he was Chief Executive Officer of Hilton International. Mr. Michels was a non-executive director of Hilton Hotels Corporation from November 9, 2000 to December 29, 2005. He served as Chief Executive officer of Stakis plc from May 1, 1991 to March 30, 1999. Mr. Michels has spent 37 years in the leisure industry, primarily in hotels. He was also with Grand Metropolitan for 15 years, culminating in a board position as worldwide Marketing Director.

William A. Prezant

William A. Prezant has been a senior partner in the law firm of Prezant & Mollath, practicing law in California and Nevada, since 1990. He presently serves on the board of directors of two registered investment companies, Torrey International Strategy Partners and Torrey U.S. Strategy Partners. He also serves on the boards of Forward Management Company, a mutual fund advisor and Reflow Management, a financial services company, and on the advisory board of the Prescott Group, a real estate investment management company. Mr. Prezant’s community activities include serving on the California/Nevada Advisory Board for the Wilderness Society and the Advisory Council of the Nevada Museum of Art.

Vote Required; Recommendation

The election of a director to the board of directors requires the affirmative vote of a plurality of the votes cast at the annual meeting. Our board of directors unanimously recommends that you vote for the election of all eight nominees named above.

Board of Directors; Committees

Our board of directors is currently comprised of Messrs. John C. Deterding, Robert P. Bowen, Michael W. Brennan, Edward C. Coppola, Richard L. Fisher, Laurence S. Geller, David M.C. Michels and William A. Prezant.

Our board of directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended December 31, 2005, the Board of Directors held 16 meetings and took action by written consent 21 times. During fiscal year 2005, each incumbent director attended at least 75 percent of the aggregate number of meetings of the board of directors (while he was a member) and at least 75 percent of all meetings of the committees of the board of directors on which he served. Our corporate governance guidelines provide that the non-management directors shall designate the director who will preside at each executive session of the board.

The board of directors currently has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee.

Audit Committee. The purposes of the audit committee are described in the audit committee charter and include:

•	assisting with board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and our internal audit function; and

•	preparing an audit committee report as required by the Securities and Exchange Commission, or SEC, for inclusion in our annual proxy statement.

The audit committee is currently comprised of Messrs. Bowen, Brennan and Deterding, with Mr. Bowen serving as the committee’s chairman. The audit committee charter is available on our website at www.strategichotels.com. A copy of our audit committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

The board has determined that each audit committee member has no material relationship with the company and meets the independence criteria and has the qualifications set forth in the listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The board of directors has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the committee. The board of directors has determined that Mr. Bowen is qualified as an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934 and has determined that Mr. Bowen has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. Our audit committee met 9 times during fiscal year 2005.

Our board of directors has adopted procedures for reporting concerns under our code of business conduct and ethics and other company policies including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The full text of these procedures is attached as an addendum to our code of business conduct and ethics which is available on our corporate website at www.strategichotels.com.

Compensation Committee. The compensation committee’s primary duties are described in the compensation committee charter and include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer in light of those goals and objectives and determining and approving the chief executive officer’s compensation level based on this evaluation;

•	reviewing and approving compensation for executive officers other than the CEO, incentive compensation plans and equity-based plans, including our restricted stock plan and performance share plan, and serving as the committee administering our incentive plan under which restricted stock units are granted;

•	approving any new equity compensation plan or any material change to an existing plan;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meetings.

The compensation committee is currently composed of Messrs. Bowen, Brennan and Deterding, with Mr. Brennan serving as the compensation committee’s chairman. All compensation committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange. Our compensation committee met 14 times during fiscal year 2005 and acted by unanimous written consent two times in performing their functions.

The compensation committee charter is available on our website at www.strategichotels.com. A copy of our compensation committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Corporate Governance and Nominating Committee. The corporate governance and nominating committee’s primary purpose and responsibilities are described in the corporate governance and nominating committee charter and include:

•	identifying individuals qualified to become members of our board of directors and recommending director candidates for election or re-election to our board;

•	considering and making recommendations to our board of directors regarding board size and composition, committee composition and structure and procedures affecting directors; and

•	developing and recommending to our board of directors a set of corporate governance principles, and reviewing those principles at least once a year.

The corporate governance and nominating committee is currently comprised of Messrs. Bowen, Brennan and Deterding, with Mr. Deterding serving as the committee’s chairperson. All corporate governance and nominating committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange. Our corporate governance and nominating committee met 7 times during fiscal year 2005.

The corporate governance and nominating committee charter is available on our website at www.strategichotels.com. A copy of our corporate governance and nominating committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Written communications submitted by shareholders pursuant to our shareholder communications policy, recommending the nomination of a person to be a member of our board of directors, will be forwarded to the chair of the corporate governance and nominating committee for consideration. The corporate governance and nominating committee will consider director candidates who have been identified by other directors or our shareholders but has no obligation to recommend such candidates for nomination except as may be required by contractual obligation of the Company.

In selecting or recommending candidates for selection to the board, including nominees recommended by shareholders, the corporate governance and nominating committee shall take into consideration the following criteria, which are set forth in our corporate governance guidelines and such other factors as the corporate governance and nominating committee deems appropriate:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	Ability and willingness to commit adequate time to board and committee matters;

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	Diversity of viewpoints, background, experience and other demographics.

Executive Committee. The executive committee’s primary purpose and responsibilities are to act on behalf and in the place of our board of directors in the management of our business and affairs upon express delegation by our board of directors. The executive committee is currently comprised of Messrs. Bowen, Brennan, Deterding and Geller. Our executive committee did not meet during fiscal year 2005 but acted by unanimous written consent twice in performing their functions.

Corporate Governance

Code of Business Conduct and Ethics: We have adopted a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with SEC regulations and New York Stock Exchange listing standards related to codes of conduct and ethics and is posted on our corporate website at www.strategichotels.com. A copy of our code of business conduct and ethics is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Corporate Governance Guidelines: We have also adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors’ expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.strategichotels.com. A copy of our corporate governance guidelines is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Shareholder Communications Policy: The Company has adopted procedures for shareholders to communicate their concerns regarding accounting, internal accounting controls or auditing matters to the audit committee and other matters to non-management directors or the board of directors as a group. Our code of business conduct and ethics requires employees to report such concerns.

All such concerns may be communicated to the General Counsel (the “Secretary”) by written correspondence addressed and mailed to: Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, IL 60601, Attn. General Counsel.

Employees may communicate concerns regarding questionable accounting or auditing matters to the Secretary on a confidential and anonymous basis. The Secretary will distribute (i) all communications regarding accounting, internal accounting controls or auditing matters to the audit committee prior to each meeting of the audit committee, (ii) all other communications to non-management directors prior to each executive session of non-management directors and (iii) all communications to the entire board of directors prior to the next scheduled meeting of the board. If it is unclear whether a communication involves accounting or auditing matters or if it involves both accounting or auditing matters and other matters, the Secretary will direct such communication to both the audit committee and non-management directors, with a note to that effect. In each case (and except as the audit committee or non-management directors may otherwise request), the Secretary will provide original copies or records of all communications. However, depending on the length and number of communications received, the Secretary may provide only a summary of the communications along with the original copy or record of any communications deemed particularly important. The original copies or records of all communications will be available to the addressee upon request. The Secretary will maintain a log of each communication received, the date such communication was distributed to the audit committee, non-management directors or board of directors (and to which of these it was distributed) and whether it was distributed in summary or original form.

The addressee of the communication will determine whether any action or response is necessary or appropriate in respect of a communication. If so, they will take or direct such action as they deem appropriate. Such action may include engaging outside advisers, for which funding will be available. The determinations in respect of each communication and any further action taken will be recorded in the log maintained by the Secretary. These determinations may be recorded based on standard categories, which may include: the communication is misdirected (such as a communication involving only an employment dispute); no further action required, because the communication can be analyzed on its face; and further action required (with a record of the action taken and its outcome). The Secretary or any other person designated by the audit committee or non-management directors will report on the status of any further action directed by the audit committee or non-management directors on a quarterly basis.

The full text of the shareholder communications policy is available on our corporate website at www.strategichotels.com. A copy of our shareholder communications policy is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Director Attendance at Annual Meeting of Shareholders. We do not have a formal policy regarding attendance by directors at our annual meeting of shareholders but invite and encourage all directors to attend. We make every effort to schedule our annual meeting of shareholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last annual meeting, which was held on May 18, 2005, five directors attended in person.

Compensation of Directors

Prior to March 31, 2005, each of our independent directors was paid a director’s fee of $25,000 in cash and $25,000 of restricted stock units, or RSUs, per year. The chairman of our board of directors was paid an additional director’s fee of $4,000 in cash and $6,000 of RSUs per year unless the chairman was part of our management team. The chairman of our nominating and corporate governance committee was paid an additional director’s fee of $800 and $1,200 of RSUs per year. The chairman of our audit committee was paid an additional director’s fee of $2,000 and $3,000 of RSUs per year. The chairman of our compensation committee was paid an additional director’s fee of $800 and $1,200 of RSUs per year. The 2005 grants were 100% vested on the date of grant; however, the shares underlying the RSUs are not deliverable until six months after the director’s resignation or termination. Each independent director was also paid a fee of $1,000 for each committee meeting that he attended. After March 31, 2005, each of our independent directors received the following annual compensation:

	Cash	RSUs
Annual Compensation
Annual Retainer	$25,000
Annual Award		$40,000
Additional Annual Director’s Fee
Chairman of the Board	$20,000
Chairman of the Audit Committee	$12,000
Chairman of Nominating/Governance Committee	$8,000
Chairman of Compensation Committee	$8,000
Meeting Attendance Fee (per Meeting)
Board Meeting Fee	$1,500
Committee Meeting Fee	$1,500

All grants of RSUs are made pursuant to our 2004 Incentive Plan described below. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our board of directors and committees thereof. Mr. Geller, our President and Chief Executive Officer, is not paid a fee to serve on our board of directors.

Compensation Committee Interlocks and Insider Participation

During 2005, the compensation committee of the board of directors was comprised of Messrs. Watson, Bowen, Hassard and Deterding, with Mr. Brennan joining as a member of the committee on September 22, 2005. None of the committee’s members was employed by us as an officer or employee during 2005. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.

For a description of certain relationships and transactions with members of the board of directors or their affiliates, see “—Certain Relationships and Related Transactions” beginning on page 31.

Executive Officers

The following table sets forth the positions, ages as of April 10, 2006 and selected biographical information for our executive officers who are not directors:

Name	Age	Position	Held Position Since
James E. Mead	46	Executive Vice President and Chief Financial Officer	2004
Richard J. Moreau	59	Executive Vice President—Asset Management	2005
Jayson C. Cyr	57	Senior Vice President—Administration	2005
Stephen K. Miller	51	Senior Vice President—Acquisitions and Development	2005
Monte J. Huber	33	Vice President, Controller and Treasurer	2004
Paula C. Maggio	37	Vice President, Secretary and General Counsel	2004

James E. Mead

James E. Mead is our Executive Vice President and Chief Financial Officer. Prior to joining us in 2004, Mr. Mead served as chief financial officer of Irvine Apartment Communities (IAC), where his responsibilities included strategic planning, fund raising, accounting and oversight of property operations. Mr. Mead joined IAC from The Irvine Company, where he was vice president of corporate finance and instrumental in the initial public offering of that company. He was formerly a vice president in the real estate investment banking group of JP Morgan. Mr. Mead earned his Bachelor of Science in engineering from Tulane University and his Masters of Business Administration from the University of Virginia.

Richard J. Moreau

Richard J. Moreau is our Executive Vice President—Asset Management. Mr. Moreau previously served as our Vice President—Asset Management from 1997 to 2003 and Senior Vice President—Asset Management from 2003 until 2005. Mr. Moreau is responsible for the asset management of all our properties. Mr. Moreau has been in the hospitality industry for over 30 years in both property and multi-unit operation positions. From 1992 until he joined us in November 1997, Mr. Moreau was a principal in Gremor Hospitality, a hotel asset management company. From 1988 until 1992, he was a principal and Executive Vice President at Inn America Corporation, an independent hotel management company. He was responsible for the day-to-day operations of 22 full service hotels and resorts operating under franchise agreements with Hilton, Sheraton and Holiday Inn. From 1985 until 1988, he was a Vice President of Operations for Hyatt Hotels and Resorts, where he was responsible for the development and implementation of all pre-opening and operating procedures for six prototype Hyatt hotels. From 1972 to 1985, Mr. Moreau worked for The Howard Johnson Company.

Jayson C. Cyr

Jayson C. Cyr is our Senior Vice President—Administration and oversees our financial reporting and accounting functions. Prior to joining us in November 2005, Mr. Cyr served as an independent financial consultant to us overseeing internal audit and efforts to comply with Sarbanes-Oxley. From 1998 to 2000, Mr. Cyr served as Vice President and Controller for our predecessor and from 2000 to 2004, Mr. Cyr served as Senior Vice President—Finance for our predecessor. Prior to 1998, he served four years at Security Capital Group, or SCG, and was the chief accounting officer for SCG’s initial public offering. Previously, Mr. Cyr was with Lincoln Property Company where he served as controller. Mr. Cyr earned a Bachelor of Science degree in accounting from Kansas State University and is a Certified Public Accountant.

Stephen K. Miller

Stephen Miller is our Senior Vice President—Acquisitions and Development. Mr. Miller joined us in December 2005 and brings more than 25 years of hospitality industry experience with several hotel brands, including Carlson Hotels Worldwide, Wyndham International, Marriott, Embassy Suites and Holiday Inns. Prior to joining us, Mr. Miller served in 2005 as President and Chief Executive Officer of Arlington Hospitality, Inc., a publicly traded company, and the owner of 45 hotels in 17 states. Prior to his appointment to President and Chief Executive Officer, he served as Arlington’s Senior Development Officer from 2003 through 2004. Before joining Arlington, Mr. Miller was Executive Vice President for Carlson Hotels Worldwide from 1999 to 2002, where he directed the company’s investment in and acquisition of high-end properties throughout North America. Prior to Carlson, Mr. Miller held a variety of senior real estate and development posts at Wyndham International. During his more than ten years with Wyndham, he directed expansion of the Wyndham brand in the United States, Canada and Caribbean, developing and acquiring many of the brand’s flagship properties. Mr. Miller served as vice president of development for Interstate Hotel Corporation, then a leading Marriott franchisee, and also served as Director of Development for Embassy Suites Hotels when the brand was launched in the early 1980s by Holiday Inns, Inc. Mr. Miller began his career as a real estate consultant with Laventhol & Horwath, which he left to join the corporate development team of Holiday Inns, Inc. Mr. Miller attended the University of New Hampshire, where he received a Bachelor of Science degree in hotel business administration, with a minor in marketing.

Monte J. Huber

Monte J. Huber is our Vice President, Controller and Treasurer (Principal Accounting Officer). Mr. Huber joined us in December 2002 as Director—Financial Accounting & Reporting. Prior to joining us, he was Director—Finance for Yesmail Inc., an online marketing firm where, among other duties, he was responsible for the financial reporting and controller functions. Before joining Yesmail in July 2000, Mr. Huber spent six years with Arthur Andersen, LLP where he rose to the position of Manager in the Audit and Business Advisory Group. Mr. Huber received a Bachelor of Science degree in Accountancy from the University of Illinois, is a Certified Public Accountant and a Certified Managerial Accountant.

Paula C. Maggio

Paula C. Maggio is our Vice President, Secretary and General Counsel. Ms. Maggio joined us in December 2000 as Vice President, Assistant Secretary and Associate General Counsel. Prior to joining us, Ms. Maggio practiced law as an associate with Altheimer & Gray from 1998 to 2000. Prior to her position with Altheimer, Ms. Maggio was an associate at the law firms of Kamensky and Rubenstein and McGreevy, Johnson & Williams, P.C. Ms. Maggio received a Bachelor of Arts degree and Juris Doctor degree, cum laude, from the University of Illinois.

EXECUTIVE COMPENSATION

The following table sets forth for the years indicated the annual compensation of the chief executive officer and our other executive officers who earned an annual salary and bonus in excess of $100,000, which we refer to as the named executive officers.

Summary Compensation Table

	Annual Compensation (1)			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Unit Awards($) (2)		Securities Underlying Options/ UARs(#) (3)		All Other Compensation ($)
Laurence S. Geller President and Chief Executive Officer	2005 2004 2003	400,000 415,385 400,000	1,250,000 1,000,000 1,000,000	1,400,000 3,200,000 —	(4) (5)	— — 325,000	(6)	7,649 178,798 481,470	(7) (7) (7)

James E. Mead Executive Vice President and Chief Financial Officer	2005 2004	350,000 26,923	600,000 —	1,150,000 200,000	(8) (9)	— —		279,200 4,336	(10) (10)

Richard J. Moreau Executive Vice President—Asset Management	2005 2004 2003	207,385 206,388 189,561	208,000 150,000 120,900	550,000 500,000 —	(11) (12)	— — 40,000	(13)	62,361 11,952 51,047	(14) (14) (14)

Jayson C. Cyr (15) Senior Vice President—Administration	2005 2004 2003	24,231 137,826 238,500	30,000 — 48,000	210,000 — —	(16)	— — —		307,180 669,927 71,941	(17) (17) (17)

Stephen K. Miller (18) Senior Vice President—Acquisitions and Development	2005	4,327	—	225,000	(19)	—		19	(20)

Monte J. Huber Vice President, Controller and Treasurer	2005 2004 2003	169,499 127,890 108,000	80,000 105,000 31,600	68,634 110,500 —	(21) (22)	— — —		41,506 16,793 8,050	(23) (23) (23)

Paula C. Maggio Vice President, Secretary and General Counsel	2005 2004 2003	155,881 165,577 144,721	94,000 100,000 36,300	100,000 198,000 —	(24) (25)	— — 15,000	(26)	6,619 6,178 8,088	(27) (27) (27)

(1)	The annual compensation presented for 2005 represents the annual base salary paid during the fiscal year ended December 31, 2005 and the annual bonus compensation that was paid in February 2006 and accrued as an expense by us for the fiscal year ended December 31, 2005. As permitted by rules established by the SEC, no amounts are shown with respect to certain “perquisites” where such amounts do not exceed, in the aggregate, the lesser of 10% of bonus plus salary or $50,000.
(2)	With the exception of Richard J. Moreau’s grant of 9,756 restricted stock units, or RSUs, on February 6, 2006 which as explained below are fully vested and James E. Mead’s grant of 13,775 RSUs on September 22, 2005 which as explained below cliff vest on January 1, 2009, RSU grants generally will vest in four annual installments, or on an accelerated basis upon the death, disability or retirement of the employee after age 60, or a change in control of our company. Unless otherwise provided in an employment agreement or award, unvested RSUs will be forfeited upon the voluntary or involuntary termination of the recipient. See “—Employment and Severance Agreements.” Dividends will accrue on all RSUs, and will be paid in cash as such dividends are paid on shares or in shares upon payout of the underlying shares of common stock. Executives may elect to defer receipt of their vested awards beyond the vesting dates.
(3)

Numbers for 2003 refer to unit appreciation rights, or UARs, that were granted in 2003 and converted into RSUs in connection with our initial public offering. We have granted our employees RSUs under our 2004

Incentive Plan in exchange for their unexercised UARs. The RSUs are fully vested, however, the shares of common stock underlying the RSUs are not deliverable until such dates that the UARs would have otherwise vested under the UAR plan or January 2, 2005, whichever is later, except the RSUs shall be converted into shares of common stock and distributed before the time the UARs otherwise would have vested under the UAR plan if the employee has been terminated or there is a change in control of our company. Executives may elect to defer receipt of their vested awards beyond the distribution dates upon such terms that the compensation committee determines are consistent with the 2004 Incentive Plan.

(4)	Represents the value of 68,293 RSUs granted on February 6, 2006 (based on the $20.50 per share New York Stock Exchange closing price on such date). At December 31, 2005, Mr. Geller held a total of 349,829 RSUs with a value of $7,199,481 (based on the $20.58 per share New York Stock Exchange closing price on December 30, 2005). At February 6, 2006, Mr. Geller held a total of 418,122 RSUs with a value of $8,571,501 (based on the $20.50 per share New York Stock Exchange closing price on such date).
(5)	Represents (i) the value of 50,474 RSUs granted on February 16, 2005 (based on the $15.85 per share New York Stock Exchange closing price on such date) and (ii) the value of 171,429 RSUs granted on June 24, 2004 (based on the initial public offering price of $14.00 per share). The RSUs are entitled to receive additional RSUs with a value equal to the amount of dividends paid in respect of our common stock.
(6)	On June 24, 2004, 325,000 UARs were converted into 102,268 fully vested RSUs with a value of $1,431,752 on such date based on the initial public offering price of $14.00 per share. The value of such RSUs as of December 31, 2005 was $2,104,675 (based on the $20.58 per share New York Stock Exchange closing price on December 30, 2005).
(7)	For 2005, includes $6,300 employer 401(k) matching contribution and $1,349 for insurance. For 2004, includes $171,226 with respect to the forgiveness of a loan, $6,500 employer 401(k) matching contributions and $1,072 for insurance. For 2003, includes $474,438 of cash received from the exercise of UARs, $6,000 employer 401(k) matching contribution and $1,032 for insurance.
(8)	Represents (i) the value of 34,147 RSUs that were granted on February 6, 2006 (based on the $20.50 per share New York Stock Exchange closing price on such date), (ii) the value of 13,775 RSUs granted on September 22, 2005 (based on the $18.15 per share New York Stock Exchange closing price on such date) which cliff vest on January 1, 2009 and (iii) the value of 10,953 RSUs granted on September 1, 2005 (based on the $18.26 per share New York Stock Exchange closing price on such date. At December 31, 2005, Mr. Mead held a total of 36,850 RSUs with a value of $758,373 (based on the $20.58 per share New York Stock Exchange closing price on December 30, 2005). At February 6, 2006, Mr. Mead held a total of 70,997 RSUs with a value of $1,455,439 (based on the $20.50 per share New York Stock Exchange closing price on such date).
(9)	Represents the value of 12,122 RSUs that were granted on January 1, 2005 (based on the $16.50 per share closing price on the New York Stock Exchange closing price on December 31, 2004).
(10)	For 2005, includes $6,300 employer 401(k) matching contribution, $2,672 for insurance, and $270,228 for relocation expenses and tax gross-up. For 2004, includes $4,308 of relocation expenses and $28 for insurance.
(11)	Represents (i) the value of 17,073 RSUs that were granted on February 6, 2006 (based on the $20.50 per share New York Stock Exchange closing price on such date) and which will vest in four annual installments and (ii) the value of 9,756 RSUs granted on February 6, 2006 (based on the $20.50 per share New York Stock Exchange closing price on such date) which are fully vested. At December 31, 2005, Mr. Moreau held a total of 45,688 RSUs with a value of $940,259 (based on the $20.58 per share New York Stock Exchange closing price on December 30, 2005). At February 6, 2006, Mr. Moreau held a total of 72,518 RSUs with a value of $1,486,619 (based on the $20.50 per share New York Stock Exchange closing price on such date).
(12)	Represents (i) the value of 12,122 RSUs that were granted on January 1, 2005 (based on the $16.50 per share New York Stock Exchange closing price on such date) and (ii) the value of 21,429 RSUs that were granted on June 24, 2004 (based on the initial public offering price of $14.00 per share).
(13)	On June 24, 2004, 40,000 UARs were converted into 11,587 fully vested RSUs with a value of $162,218 on such date based on the initial public offering price of $14.00 per share. The value of such RSUs as of December 31, 2005 was $238,461 (based on the $20.58 per share New York Stock Exchange closing price on December 30, 2005).

(14)	For 2005, includes $6,300 employer 401(k) matching contribution, $1,032 for insurance, $4,629 for relocation expenses and $50,400 for a housing allowance. For 2004, includes $6,500 employer 401(k) matching contribution, $4,654 of relocation expenses and $798 for insurance. For 2003, includes $44,325 of cash received from the exercise of UARs, $6,000 employer 401(k) matching contribution and $722 for insurance.
(15)	Mr. Cyr joined us in November 2005. Prior to joining us in November 2005, Mr. Cyr served as an independent financial consultant to us overseeing internal audit and efforts to comply with Sarbanes-Oxley. From 1998 to 2000, Mr. Cyr served as Vice President and Controller for our predecessor and from 2000 to 2004, Mr. Cyr served as Senior Vice President—Finance for our predecessor.
(16)	Represents the value of 10,244 RSUs granted on February 6, 2006 (based on the $20.50 per share New York Stock Exchange closing price on such date). At February 6, 2006, Mr. Cyr held a total of 10,244 RSUs.
(17)	For 2005, includes fees of $306,225 paid to Mr. Cyr in his role as an independent financial consultant to us. For 2005, also includes $727 employer 401(k) matching contribution and $228 for insurance. For 2004, includes $633,923 for severance payments in connection with Mr. Cyr’s resignation on July 2, 2004 (which includes one year base salary, target bonus, insurance and UAR redemption), $28,941 for unused vacation days, $6,500 employer 401(k) matching contribution and $563 for insurance. For 2003, includes $6,000 employer 401(k) matching contribution and $65,941 of cash received from the exercise of UARs.
(18)	Mr. Miller joined us in December 2005.
(19)	Represents the value of 10,976 RSUs granted on February 6, 2006 (based on the $20.50 per share New York Stock Exchange closing price on such date). At February 6, 2006, Mr. Miller held a total of 10,976 RSUs.
(20)	For 2005, includes $19 for insurance.
(21)	Represents the value of 3,348 RSUs granted on February 6, 2006 (based on the $20.50 per share New York Stock Exchange closing price on such date). At December 31, 2005, Mr. Huber held a total of 6,418 RSUs with a value of $132,082 (based on the $20.58 per share New York Stock Exchange closing price on December 30, 2005). At February 6, 2006, Mr. Huber held a total of 7,955 RSUs with a value of $163,078 (based on the $20.50 per share New York Stock Exchange closing price on such date).
(22)	Represents (i) the value of 3,940 RSUs that were granted on January 1, 2005 (based on the $16.50 per share New York Stock Exchange closing price on such date) and (ii) the value of 3,250 RSUs that were granted on June 24, 2004 (based on the initial public offering price of $14.00 per share).
(23)	For 2005, includes $6,300 employer 401(k) matching contribution, $308 for insurance, $18,679 for tuition reimbursement and $16,219 for unused vacation days. For 2004, includes $4,724 employer 401(k) matching contribution, $12,000 for tuition reimbursement and $69 for insurance. For 2003, includes $2,742 employer 401(k) matching contribution, $5,250 for tuition reimbursement and $58 for insurance.
(24)	Represents the value of 4,879 RSUs granted on February 6, 2006 (based on the $20.50 per share New York Stock Exchange closing price on such date). At December 31, 2005, Ms. Maggio held a total of 12,703 RSUs with a value of $261,428 (based on the $20.58 per share New York Stock Exchange closing price on December 30, 2005). At February 6, 2006, Ms. Maggio held a total of 13,371 RSUs with a value of $274,106 (based on the $20.50 per share New York Stock Exchange closing price on such date).
(25)	Represents (i) the value of 5,000 RSUs that were granted on January 1, 2005 (based on the $16.50 per share New York Stock Exchange closing price on such date) and (ii) the value of 8,250 RSUs that were granted on June 24, 2004 (based on the initial public offering price of $14.00 per share).
(26)	On June 24, 2004, 15,000 UARs were converted into 3,509 fully vested RSUs with a value of $49,126 on such date based on the initial public offering price of $14.00 per share. The balance of these RSUs at February 6, 2006 was 548.
(27)	For 2005, includes $6,300 employer 401(k) matching contribution and $319 for insurance. For 2004, includes $6,056 employer 401(k) matching contribution and $122 for insurance. For 2003, includes $2,250 of cash received from the exercise of UARs, $5,732 employer 401(k) matching contribution and $106 for insurance.

Employment and Severance Agreements

Laurence S. Geller Employment Agreement

In 2004, we entered into an employment agreement with Mr. Geller that provides for him to serve as our president and chief executive officer. Mr. Geller’s employment agreement also provides for:

•	an initial contract term through December 31, 2005, renewing annually thereafter on January 1st unless either party gives notice of non-renewal by October 1, with automatic renewal for a two-year term upon a change in control, as defined in the agreement;

•	an annual base salary of at least $400,000, subject to annual review by the compensation committee;

•	eligibility for an annual cash performance bonus established by the compensation committee in its sole discretion, taking into consideration his relative contributions to the business, general economic conditions and such other performance goals and factors as the compensation committee deems relevant. Mr. Geller’s annual bonus has a midpoint target of 125% of his base salary with a threshold target of 100% of base salary and an above target of 150% of base salary;

•	annual restricted stock unit awards or other long-term incentive compensation opportunity, which has a midpoint target award equal to 150% of his annual base salary, with a threshold target of not less than 100% of his base salary and an above target award of not less than 200% of his base salary. Restricted stock unit awards will accrue additional restricted stock units as dividend equivalents;

•	participation in our 401(k) savings plan applicable generally to our senior level executives; and

•	medical and other group welfare plan coverage and fringe benefits provided to our senior level executives.

In the event of our termination of Mr. Geller without “cause” (as defined below), including our non-renewal of the employment agreement prior to Mr. Geller attaining age 62, or “Constructive Termination” (as defined below) of Mr. Geller, Mr. Geller will receive all of the following amounts:

•	salary and accrued vacation through the date of termination;

•	bonus for any completed fiscal year elapsed on or prior to the date of termination;

•	a lump sum amount equal to Mr. Geller’s then current base salary plus $600,000, payable in 12 equal monthly installments commencing on the first payroll date for senior executives following the date of termination;

•	a pro rata midpoint target bonus for the portion of the year elapsed during which termination occurs, payable in 12 equal monthly installments commencing on the first payroll date for senior executives following the date of termination;

•	two additional years of vesting for all equity awards held by Mr. Geller;

•	full vesting of his award of 114,286 RSUs made in connection with our initial public offering; and

•	one year of continued medical, dental, vision and prescription drug coverage for Mr. Geller and his eligible dependents.

In the event of a change of control (as defined below), our termination of Mr. Geller without “cause”, or “Constructive Termination” of Mr. Geller within 24 months thereafter, and in lieu of the amounts specified above, Mr. Geller will receive all of the following amounts:

•	salary and accrued vacation through the date of termination;

•	bonus for any completed fiscal year elapsed on or prior to the date of termination;

•	a lump sum amount payable within 30 days of termination equal to three times the sum of Mr. Geller’s then current base salary and the greater of $600,000 or the highest annual bonus earned by Mr. Geller in the preceding three years (such greater number being referred to as “Bonus”);

•	a pro rata bonus for the portion of the year elapsed during which termination occurs;

•	full vesting for all equity awards held by Mr. Geller at the time of the change of control, but two years additional vesting for all awards granted thereafter; and

•	three years of continued medical, dental, vision and prescription drug coverage for Mr. Geller and his eligible dependents.

•	In addition, in the event a payment to Mr. Geller is deemed to be a golden parachute payment subject to excise taxes imposed by Section 4999 of the Internal Revenue Code, then Mr. Geller would also receive a tax gross-up payment so that he would retain the same amount, net of taxes, that he would have retained had the excise tax not been triggered.

For purposes of Mr. Geller’s employment agreement, a “change of control” means the happening of any of the following:

•	Any person or entity, including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has or acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of 30% or more of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors (not including voting securities held by us or companies related to us or any employee benefit plan of ours or our related companies).

•	The individuals who, as of the beginning of the period commencing two years prior to the date on which the occurrence of a change of control is to be determined (or who have been approved by a vote of at least two-thirds of the members of the board of directors), constitute our board of directors, cease for any reason to constitute more than 50% of the board of directors.

•	A consummation of a merger, consolidation or reorganization or similar event involving us, whether in a single transaction or in a series of transactions, unless, following such transaction:

•	the persons or entities with beneficial ownership, immediately before such transaction, have beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving entity in such transaction in substantially the same proportions as their beneficial ownership of the voting securities immediately before such transaction;

•	the individuals who were members of the incumbent board immediately prior to the execution of the initial agreement providing for such transaction constitute more than 50% of the members of the board of the surviving entity in such transaction; and

•	no person or entity (other than us or a related company or any person who immediately prior to such transaction had beneficial ownership of 30% or more of the then voting securities) has beneficial ownership of 30% or more of the then combined voting power of the surviving entity’s then outstanding voting securities.

•	The assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person or entity (other than us or any related company) unless, immediately following such disposition, the conditions described in the preceding three bullet points will be satisfied with respect to the entity which acquires such assets.

•	Our liquidation or dissolution.

Mr. Geller’s employment agreement also contains non-compete, non-solicitation and confidentiality provisions. The non-compete provision applies during the term of the employment agreement and for a period of 18 months thereafter if Mr. Geller is terminated for “cause” or voluntarily resigns, or for a period of 12 months thereafter if Mr. Geller is terminated before age 62 by non-renewal of the agreement. The non-solicitation of employees provision applies during the term of the employment agreement and for a period of 12 months thereafter.

For the purposes of Mr. Geller’s employment agreement, “cause” means (i) the willful and continued failure by Mr. Geller to substantially perform his duties with our company; (ii) willful gross misconduct involving serious moral turpitude, or breach of his duty of loyalty to our company; (iii) conviction of (or plea of no contest to) a felony or a crime involving fraud or other illegal conduct which is demonstrably injurious to our company’s financial position or reputation; (iv) a material breach of any of our company’s material written policies; (v) willful dishonesty in connection with our company’s business; (vi) willfully impeding or attempting to influence, impede or obstruct, or failing to materially cooperate with an investigation authorized by our board of directors; or (vii) willfully withholding, removing, concealing, destroying, altering or by other means falsifying (directly or indirectly) any material which is requested in connection with an investigation authorized by our company.

For purposes of Mr. Geller’s employment agreement, “Constructive Termination” means (i) our company reduces Mr. Geller’s salary or bonus opportunity or materially breaches the agreement; (ii) our company materially reduces Mr. Geller’s duties or authority, fails to nominate Mr. Geller to the board of directors, or requires him to report other than to the board or a committee of the board; (iii) our company relocates its principal offices, or Mr. Geller’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to our company, or our company itself following a change in control, fails to assume the employment agreement or affirm its obligations hereunder in any material respect.

Mr. Geller’s employment agreement was automatically renewed on January 1, 2006 for a one-year term ending on December 31, 2006.

On January 13, 2006, our compensation committee increased Mr. Geller’s annual salary to $500,000, effective as of January 1, 2006.

On March 14, 2006, Mr. Geller’s employment agreement was amended to establish that the appointment and/or the election by shareholders of individuals as directors designated or nominated by the directors currently in office to fill vacancies or the office of directors who do not stand for election at our 2006 annual meeting of shareholders (such appointed or elected individuals, the “New Directors”) shall not be deemed a “change in control” (as defined in the employment agreement) and the board following the appointment or election of the New Directors shall for purposes of Section 3(h) of the employment agreement be deemed the Incumbent Board (as defined in the employment agreement).

James E. Mead Employment Agreement

In 2004, we entered into an employment agreement with Mr. Mead that provides for him to serve as our Chief Financial Officer and an Executive Vice President. Mr. Mead’s employment agreement provides for a base salary of at least $350,000 per year and a discretionary performance bonus targeted at 75% of his annual base salary. For the 2005 calendar year, Mr. Mead was to receive a guaranteed minimum bonus of $175,000 provided he was employed by us on December 31, 2005. Mr. Mead also participates in our stock incentive plan as follows: (i) in 2005, he received restricted stock units with a value of $1,150,000 which are subject to vesting over four years, except for 13,775 RSUs granted on September 22, 2005 which cliff vest on January 1, 2009; and (ii) in 2006 and thereafter, Mr. Mead will be eligible for an annual restricted stock unit award with a value at grant equal to 100% of his base salary, subject to performance criteria and a four year vesting schedule. Mr. Mead was entitled to relocation expenses and tax gross-ups for the reimbursement of such expenses to the extent taxable and participates in employee benefit plans available to our senior executives.

Mr. Mead’s employment agreement provides that if Mr. Mead is terminated without “cause” (defined similarly to the definition in Mr. Geller’s agreement as described above) or due to “constructive termination” (as defined below), he will be entitled to (i) severance pay equal to one times (one and one-half times if the termination is by reason of a change of control (as defined in our 2004 Incentive Plan)) his base salary plus his target bonus of 75% of base salary for such year and (ii) continuation of medical coverage for such severance period. In addition, such termination will cause his restricted stock units granted in 2005 (and all restricted stock units if the termination is by reason of a change of control) to immediately and fully vest.

The employment agreement contains non-compete, confidentiality, non-disparagement and non-solicitation covenants from Mr. Mead. The non-compete covenant applies during the term of the employment agreement and for a period of 12 months after the termination of the agreement for any reason prior to a change of control. The non-solicitation of employees covenant applies during the two-year period after the termination of Mr. Mead’s employment with us.

For purposes of Mr. Mead’s employment agreement, “Constructive Termination” means (i) our company reduces Mr. Mead’s salary or bonus opportunity or materially breaches the agreement; (ii) our company materially reduces Mr. Mead’s duties or authority, or materially restricts his ability to communicate with our chief executive officer or the Board or a committee of the Board; (iii) our company relocates its principal offices, or Mr. Mead’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to our company, or our company itself following a change in control, fails to assume the employment agreement or affirm its obligations hereunder in any material respect.

On February 6, 2006, our compensation committee increased Mr. Mead’s annual salary to $368,000, effective as of such date.

Severance Program

On December 1, 2004, our board of directors approved a severance program applicable to our employees. Under the severance program, in the event the employment of any full-time employee is terminated by us for any reason, other than good cause based on the employee’s performance, we will pay the employee a specified amount of salary, bonus and payment in lieu of medical insurance based on such employee’s position with the company. Generally, officers with the title of vice president and more senior officers would be entitled to receive 12-months’ pay, director-level employees would be entitled to receive 6 months’ pay and manager-level and support-level employees would be entitled to receive 3 months’ pay. To the extent an employee has a written agreement with us relating to severance, such employee will be entitled to the greater of the severance provided under the severance program or the severance provided under such employee’s written agreement.

2004 Incentive Plan

The purpose of our 2004 Incentive Plan is to attract, retain and motivate our employees, officers, directors and other persons who provide us with advisory or consulting services by providing them with the opportunity to acquire a proprietary interest in our company or other incentives and to align their interests and efforts with those of our shareholders and to provide an added incentive to work toward our growth and success.

Our board of directors has delegated general administrative authority of the 2004 Incentive Plan to the compensation committee. Employees, non-employee directors and other persons who provide us with advisory or consulting services, who we call participants, are eligible to receive awards under the 2004 Incentive Plan, except that only employees are eligible to receive an award of an incentive stock option. The compensation committee selects the participants who are granted any award.

Except as may otherwise be specifically provided in the 2004 Incentive Plan, the compensation committee has the power to determine the terms of awards, including any business criteria to measure performance, the exercise price, the number of shares subject to each award, the exercisability and vesting of the awards and the form of consideration payable upon exercise. Also, the compensation committee may permit the deferral of the receipt or payment of earned awards on such terms as the compensation committee may determine that are consistent with the 2004 Incentive Plan.

The 2004 Incentive Plan permits the grant of all of the types of awards listed below to participants. However, awards to date have consisted, and we currently anticipate that future awards under the 2004 Incentive Plan will consist, primarily of RSUs. The 2004 Incentive Plan permits the issuance of:

•	restricted stock and RSUs;

•	nonqualified and incentive stock options to purchase common stock;

•	stock appreciation rights; and

•	other stock or cash-based awards.

Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the compensation committee. RSUs are essentially the same as restricted stock except that instead of actual shares, RSUs represent a promise to pay out shares at some future date. RSUs have a tax advantage over restricted stock because the employee is not taxed at the time of vesting, as with restricted stock, but only when the shares of common stock are actually received. The compensation committee may impose whatever conditions to vesting it determines to be appropriate for restricted shares or RSUs. However, unless the compensation committee provides otherwise, it is expected that restricted shares or RSUs will vest with respect to one-fourth of the restricted stock or RSUs on the first anniversary of the date of grant and on each of the following three anniversaries of the date of grant, provided the participant remains in our service. Unless provided otherwise by the compensation committee, the 2004 Incentive Plan or in any relevant employment agreement, it is expected that any unvested restricted shares or RSUs will be forfeited upon termination of service.

Unless otherwise provided by the compensation committee, participants holding restricted stock or RSUs have no voting rights with respect to such restricted stock or RSUs until such time as the underlying shares are issued. Dividends may be accrued with respect to unvested and vested restricted shares or RSUs held by a participant and converted into additional restricted stock or RSUs or distributed in cash. However, should a participant forfeit restricted shares or RSUs prior to vesting, any dividends accrued but unpaid with respect to such unvested restricted stock or RSUs will likewise be forfeited.

A stock option is the right to purchase shares of common stock at a fixed exercise price for a fixed period of time. The compensation committee determines the terms of all options granted pursuant to the 2004 Incentive Plan, including their exercise price; provided, however, with the exception of substitute awards (which are awards provided to replace options in place at companies we acquire, as more specifically defined in the 2004 Incentive Plan), the exercise price must be at least equal to the fair market value of our common stock on the date of grant. Unless otherwise provided by the compensation committee, in the event of termination of service due to death or disability, all unvested options will expire and all vested options will remain exercisable until the earlier to occur of the date that is 12 months following such termination or the option’s date of expiration. In all other terminations, unless otherwise provided by the compensation committee, all unvested options will expire and all vested options will remain exercisable until the earlier to occur of the date that is 90 days after such termination or the option’s date of expiration.

An option may never be exercised later than the expiration of its term. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the date of grant.

A stock appreciation right is the right to receive the appreciation in the fair market value of common stock between the exercise date and the date of grant for the number of shares of common stock for which the stock appreciation right is exercised. We may pay the appreciation in either cash, in shares of our common stock with equivalent value, or in some combination thereof, as determined by the compensation committee. The compensation committee determines the exercise price of stock appreciation rights, the vesting schedule and other terms and conditions of stock appreciation rights.

The compensation committee has the authority to create stock or cash awards under the 2004 Incentive Plan in addition to those specifically described in the 2004 Incentive Plan. The compensation committee may set such terms and conditions of these awards as it deems appropriate and that are consistent with the terms of the 2004 Incentive Plan.

A total of 3,000,000 shares of common stock have been reserved for issuance pursuant to the 2004 Incentive Plan. The number of shares reserved for issuance under the 2004 Incentive Plan has been reduced by the number of shares issued upon the conversion of UARs and RSUs. In the event that any of the outstanding shares of our common stock are changed into or exchanged for a different number or kind of our shares or securities by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the 2004 Incentive Plan’s share authorization limits and restrictions will be adjusted proportionately, and the compensation committee may adjust awards to preserve the benefits or potential benefits of outstanding awards. If an outstanding award expires or terminates before the end of the period during which awards may be granted, the unissued, underlying shares will be available for other awards under the 2004 Incentive Plan.

Shares of common stock will not be deemed to be issued under the 2004 Incentive Plan with respect to any portion of an award that is settled in cash. If the exercise or purchase price of an award is paid for through the tender of shares, or withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the 2004 Incentive Plan. Substitute awards will not count against the share limits described above.

The 2004 Incentive Plan provides that in the event of a change in control of our company, as defined in the 2004 Incentive Plan, all unvested awards will vest as of the date of such change in control. Upon a change in control, the compensation committee may provide for a cash payment to holders of awards in consideration for the cancellation of such awards.

The 2004 Incentive Plan will automatically terminate on the tenth anniversary of its effective date unless terminated sooner pursuant to its terms. In addition, our Board or the compensation committee has the authority to amend, suspend or terminate the 2004 Incentive Plan provided it does not adversely affect any award previously granted thereunder.

We expect to pay annual incentive compensation awards under the 2004 Incentive Plan based on target award levels, expressed as a percentage of base salaries, established at the beginning of each annual performance period for participating executives.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 1, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	521,520	(3)	—	2,736,676	(4)
Equity compensation plans approved by security holders (2)	—		—	—

Total	521,520		—	2,736,676

(1)	Approved prior to our initial public offering in June 2004 by our then sole shareholder and director.
(2)	We have no equity compensation plans not approved by security holders.
(3)	Restricted Stock Units outstanding as of December 31, 2005 under our 2004 Incentive Plan. Restricted Stock Units have no exercise price.
(4)	The number of securities remaining for future issuance in 2006 consists of 2,736,676 shares issuable under our 2004 Incentive Plan and our Employee Stock Purchase Plan both of which were approved by our shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and person who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of Forms 3, 4 and 5 and amendments thereto available to us and other information obtained from our directors and officers and certain 10% shareholders or otherwise available to us, except as described below, we believe that no director, officer or beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required pursuant to Section 16(a) of the Securities Exchange Act of 1934 with respect to 2005. Form 4s required to be filed in November 2005 by Jonathan A. Langer and Goldman Sachs Group Inc. were filed several days late.

Report of the Compensation Committee on Executive Compensation

The material in this report is not “solicitation material,” is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Our compensation committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the chief executive officer’s performance in light of those goals and objectives and, determining and approving the chief executive officer’s compensation level based on this evaluation. Our compensation committee is also responsible for reviewing and approving the salaries and other compensation of our other executive officers. Each member of our compensation committee is independent under the New York Stock Exchange listing requirements. The compensation committee’s function is more fully described in its charter which has been approved by our board of directors. The charter can be viewed, together with any future changes that may occur, on our website at www.strategichotels.com.

Executive Compensation Philosophy

Our overall compensation philosophy is to reward superior executive performance and to attract and retain executives that will drive our business strategy and operating imperatives. The objectives for our compensation program for our executives are to:

•	provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified executives to continue to enhance long-term shareholder value;

•	provide annual and long-term incentives that emphasize performance-based compensation, contingent upon achieving company and individual performance goals; and

•	create a shareholder value-based mentality through our executive compensation programs by having a portion of compensation comprised of equity-based incentives.

The three key elements of our total rewards package are: a competitive base salary; a performance-based annual bonus; and, periodic grants of restricted stock units. Each component is discussed in greater detail below.

Key Elements of Executive Compensation

The key elements of our executive compensation program consist of base salary, annual incentive awards and long-term incentives. The annual incentive award is paid in cash or restricted stock units and the long-term incentives are granted in the form of restricted stock units. As an executive’s level of responsibility increases, a greater portion of total compensation is based on the annual and long-term performance-based incentive compensation and less on salary, creating the potential for greater variability in the individual’s compensation level from year to year. The level and structure of these performance-based incentive elements reflects our variable pay-for-performance philosophy.

Cash Compensation

Base Salary. Salaries are set based on the level of the position within the company and the individual’s current and sustained performance results, as well as the process used to achieve such results.

Salaries are targeted above the market median trending towards the 75th percentile of the competitive levels of compensation for comparable positions in industry because of our size and the need for executives to be experienced and top performers. The base salary levels and any increases to those levels for each executive are reviewed each year by the compensation committee.

Annual Incentive Awards. The annual incentive award program provides executive officers an opportunity to receive cash incentive awards contingent on our financial performance and the individual performance of each participant in the program. Under the program, the compensation committee establishes criteria for our financial objectives and reviews and approves the individual performance criteria for the executive officers.

Each performance component is set with three separate levels—a threshold level, a target level and a maximum level. Executives are eligible for annual incentives based on performance at these levels in an aggregate amount as determined by a percentage of base salary. In 2005, funds from operations was our primary financial objective for the annual incentive awards and performance exceeded the maximum performance objectives. Additional discretionary bonuses can be awarded for superior performances. Two executive officers received such discretionary bonuses for 2005.

Bonuses are paid in the first quarter of each year for prior year performance and are based upon individual performance goals and our performance on the whole. The compensation committee determines whether to pay the annual incentive award in cash or fully vested restricted stock units, described below.

Restricted Stock Units (RSUs). Long-term equity incentives currently consist entirely of restricted stock unit grants for senior executives. Each unit is worth one share of common stock and the awards typically vest ratably over four years. Unless otherwise provided in an employment agreement with an executive, unvested RSUs generally are forfeited when an executive’s service with our company is terminated. The market value as of the grant date of RSUs awarded since our initial public offering is also shown in the summary compensation table under the caption “Executive Compensation”.

How Executive Pay Levels are Determined

The compensation committee uses data gathered by external consultants utilizing established surveys which reflect the compensation practices for a large group of general industry, lodging and real estate companies. To better reflect the labor market for our executives, the surveys utilized are not only specific to our industry, but based on a diverse group of companies, as well, recognizing that we compete with a broader group of financial, real estate and hospitality companies for the services of our executive officers. To the extent possible, we also look at specific compensation data available from proxies of comparable companies. The companies in the surveys and whose proxies are reviewed are not necessarily the same companies in our peer group for purposes of the Performance Graph. Based on the data collected, the compensation committee then makes decisions regarding individual executives’ total compensation targets based on external competitive levels of compensation and the need to retain our experienced and effective management team.

Basis for Chief Executive Officer Compensation

For 2005, we paid Mr. Geller at an annual base salary rate of $400,000. We have increased such annual base salary rate to $500,000 for 2006 because of Mr. Geller’s significant accomplishments for us. We also paid him a cash bonus of $1,250,000 in 2006 for 2005 performance and, granted Mr. Geller an award of 68,293 ($1,400,000) RSUs that vest in equal installments over four years, subject to acceleration under certain conditions. We considered this level of compensation appropriate for the following reasons:

•	his continued performance in providing the vision and strategic direction of our company;

•	total shareholder return of 31.2%, compared with the New Peer Group (as defined below);

•	increased our common equity market capitalization to $903,000,000 from $496,000,000 at the end of fiscal year 2004;

•	successful completion of common and preferred stock offerings;

•	increased gross portfolio assets by more than 100%; and

•	successful acquisitions, dispositions and upgrades of properties.

Tax Deductibility under Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to certain senior executives. It is the compensation committee’s policy to maximize the effectiveness of our executive compensation plans. In that regard, the compensation committee intends to maintain flexibility to take actions that are deemed to be in the best interests of the company and its shareholders. Although we consider the impact of Section 162(m) when developing and implementing our executive compensation programs, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). We believe that most of the compensation paid in 2005 is deductible for federal income tax purposes.

Stock Ownership Guidelines

We have adopted stock ownership guidelines that when fully implemented will require executive officers to own stock, or RSUs, in the company equal to at least 1 to five times their base salary, depending on their position.

Conclusion

After reviewing our executive compensation including compensation tally sheets prepared with respect to each executive officer, the compensation committee has concluded that the overall compensation arrangements for its executives are reasonable and appropriate for the company.

Compensation Committee

Michael W. Brennan (Chairman)

Robert	P. Bowen
John	C. Deterding

Performance Graph

The price performance comparison information in the table is not “solicitation material,” is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on shares of our common stock, from the closing price on June 23, 2004 to the closing price per share on December 31, 2005, against (i) the cumulative total return of companies listed on the S&P 500, (ii) the cumulative total return of a peer group selected in the previous year by us (Felcor Lodging Trust, Inc. (FCH), Highland Hospitality Corp. (HIH), Host Marriott Corp. (HMT), Hospitality Properties Trust (HPT) and LaSalle Hotel Properties (LHO)), which we refer to as the Old Peer Group and (iii) the cumulative total return of a peer group newly selected by us (Felcor Lodging Trust, Inc. (FCH), Host Marriott Corp. (HMT), Hospitality Properties Trust (HPT), LaSalle Hotel Properties (LHO) and Sunstone Hotel Investors, Inc. (SHO)), which we refer to as the New Peer Group. We have selected the New Peer Group as a basis for comparison because we believe that, as a result of changes in our operations and the competitive environment, a comparison of shareholder returns to the returns of our newly selected peer group companies provides a more appropriate basis of comparison. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in our common stock, the market index, the Old Peer Group and the New Peer Group on June 24, 2004 and (ii) reinvestment of all dividends. The historical information set forth below is not necessarily indicative of future price performance.

Stock Ownership of Certain Beneficial Owners and Management

As of April 7, 2006, there were 59,133,344 shares of common stock issued and outstanding. The following table sets forth, as of April 7, 2006, the beneficial ownership of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock,

•	each director, director nominee and named executive officer currently employed by us, and

•	all of our directors and executive officers as a group.

Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934 with respect to our common stock.

In presenting the percentage interest, we have assumed that all membership units of our operating partnership are immediately exchangeable for shares of our common stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Number of Membership Units	Percent of Class
Directors and Executive Officers (2)
Laurence S. Geller	11,000	67,095	*
Robert P. Bowen	—	—	*
Michael W. Brennan	—	—	*
Edward C. Coppola	—	—	*
John C. Deterding	—	—	*
Richard L. Fisher	—	—	*
David M.C. Michels	—	—	*
William A. Prezant	—	—	*
James E. Mead	2,000	—	*
Jayson C. Cyr	—	—	*
Richard J. Moreau	—	—	*
Stephen K. Miller	—	—	*
Paula C. Maggio	6,013	—	*
Monte J. Huber	1,861	—	*
All directors, nominees and executive officers as a group (14 in group)	20,874	67,095	*

Other Shareholders
Cohen & Steers, Inc. (3)	4,276,300	—	7.2

*	Less than 1 percent of the issued and outstanding shares.
(1)	Does not include the following shares of common stock underlying RSUs: Mr. Geller, 418,122; Mr. Bowen, 4,587; Mr. Brennan, 1,438; Mr. Coppola, 269; Mr. Deterding, 4,881; Mr. Fisher, 837; Mr. Michels, 269; Mr. Prezant, 269; Mr. Mead, 70,997; Mr. Cyr, 10,244; Mr. Moreau, 72,518; Mr. Miller, 10,976; Mr. Huber, 7,955; and Ms. Maggio, 13,371.
(2)	The address of each listed director and executive officer is c/o Strategic Hotels & Resorts, Inc., 77 West Wacker Drive, Suite 4600, Chicago, IL 60601.
(3)	Number is based on information contained in Schedule 13G/A filed with the SEC on February 13, 2006 filed jointly by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. The address of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 757 Third Avenue, New York, New York 10017.

Certain Relationships and Related Transactions

We had an uncollateralized receivable from Laurence Geller, our president and chief executive officer, of approximately $171,226 that was forgiven in conjunction with our initial public offering on June 29, 2004. Laurence Geller has an ownership interest in Strategic Hotel Capital, L.L.C., or SHC LLC.

We have an asset management agreement with SHC LLC, under which we manage the day-to-day business of SHC LLC for an initial annual fee of $5,000,000, payable monthly in arrears. The term of the agreement is for five years, commenced on June 29, 2004 and will renew unless prior written notice is given. In addition, SHC LLC has the right to terminate the agreement if certain events occur. SHC LLC recently sold three properties in 2005 and one property in 2006. As a result of the disposition of these properties, the asset management fee was reduced by approximately $2,193,000 annually. For the years ended December 31, 2005 and 2004, we recognized $5,000,000 and $2,500,000, respectively of income related to our asset management agreement with SHC LLC.

On June 29, 2004, we entered into an indemnification agreement with SHC LLC that governs certain indemnification obligations between us and SHC LLC. SHC LLC has guaranteed various of our obligations, including certain payment obligations of ours and our obligations under several management agreements that our subsidiaries have entered into with hotel operating companies. Under the indemnification agreement, we agree to indemnify SHC LLC for any loss it suffers under any of these guarantees. The indemnification agreement also governs the indemnity between us and SHC LLC related to any contingent obligations, including litigation of claims against us related to certain properties owned by SHC LLC or against SHC LLC related to our properties.

We have a sublease agreement with SHC LLC. We sublease office space from SHC LLC for approximately $265,000 per year, payable monthly in advance. This lease agreement commenced on July 1, 2004 and expires October 1, 2007.

During the year ended December 31, 2005, Goldman, Sachs & Co., an affiliate of former shareholders of us and an initial purchaser in our Series A preferred stock offering, received $1,000,000 of the initial purchasers’ discount, which was recorded as a reduction of the preferred stock proceeds. In 2005, Goldman, Sachs & Co. also received $1,446,000 in fees as an underwriter for the August 2005 public offering of our common stock. During the year ended December 31, 2004, Goldman, Sachs & Co., the lead underwriter of our initial public offering, received a portion of the underwriting discount of $19,835,000, which was recorded as a reduction of equity. Goldman, Sachs & Co. also received $2,530,000 in fees for financial advisory services related to the refinancing of the debt in 2004, which was recorded as deferred financing costs. In addition, during the year ended December 31, 2004, Prudential Real Estate Investors, a former shareholder of ours, earned $1,000,000 for financial advisory services in connection with our initial public offering. These fees were recorded as a reduction of equity. During the year ended December 31, 2003, Goldman, Sachs & Co. received $2,287,000 for financial advisory services in connection with the sale of certain hotels. These fees were recorded as a reduction of the related gain on sale. During the year ended December 31, 2003, Goldman, Sachs & Co also received $2,541,000 for financial advisory services in connection with a private offering of floating rate commercial mortgage-backed securities. These fees were recorded as deferred financing costs.

On April 7, 2005, we entered into a Shareholders Agreement with the following former shareholders: WHSHC, L.L.C. and W9/WHSHC, L.C.C. I, which we refer to as the Former Whitehall Shareholders. Pursuant to the agreement, the Former Whitehall Shareholders had the right, subject to the terms and conditions of the agreement, to nominate one person as a director to our board of directors so long as the deemed beneficial ownership of the Former Whitehall Shareholders in the company was not less than 10% in the aggregate. Pursuant to this agreement, Jonathan A. Langer was nominated to and served on our board of directors. On April 7, 2005, the Former Whitehall Shareholders and the company agreed to terminate the Observer Agreement between the parties, under which the Former Whitehall Shareholders were entitled to appoint observers to attend meetings of our board of directors, effective upon the election of Jonathan A. Langer, our former director, to the board of directors at our 2005 Annual Meeting.

On October 5, 2005, we entered into a Shareholders Agreement with the following former shareholders: The Prudential Insurance Company of America, PIC Realty Corporation, Strategic Value Investors, LLC, Prudential Assets, LLC, Prudential Investment Management, Inc., SHC/Olayan Redemption Vehicle, LLC, and SVI (SHC/Houston) Redemption Vehicle, LLC, which we refer to as the Former Prudential Shareholders. Pursuant to the agreement, the Former Prudential Shareholders had the right, subject to the terms and conditions of the agreement, to nominate one person as a director to our board of directors so long as the deemed beneficial ownership of the Former Prudential Shareholders in the company was not less than 10% in the aggregate. Pursuant to this agreement, Robert M. Falzon was nominated to and served on our board of directors.

On April 7, 2005, the Former Prudential Shareholders and the company agreed to terminate the Observer Agreement between the parties, under which the Former Prudential Shareholders were entitled to appoint observers to attend meetings of our board of directors, effective upon the election of Robert M. Falzon to our board of directors at our 2005 annual meeting.

In January and February 2006, the Former Whitehall Shareholders and the Former Prudential Shareholders collectively sold 12,731,640 shares of our common stock, resulting in the full divestment of their ownership interests in the company. Effective January 30, 2006, Jonathan A. Langer and Robert M. Falzon resigned from our board of directors.

Prior to joining us in November 2005, Jayson C. Cyr, our Senior Vice President—Administration, served as an independent financial consultant to us overseeing internal audit and efforts to comply with Sarbanes-Oxley. For services performed from November 2004 to November 2005, we paid Mr. Cyr $306,225 in connection with such consulting arrangement.

We believe that the terms of the foregoing transactions are no less favorable than could be obtained by us from unrelated parties on an arm’s-length basis.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITOR

Deloitte & Touche LLP, which has been our independent auditor since 2002, has been appointed by our audit committee as our independent auditor for the fiscal year ending December 31, 2006, and has further directed that the appointment of such accountants be submitted for ratification by the shareholders at the annual meeting. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from shareholders.

Shareholder ratification of the appointment of Deloitte & Touche LLP as our independent auditors is not required by our charter or otherwise. However, our board of directors is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our board of directors or audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our board of directors or audit committee determined that such a change would be in our and our shareholders’ best interests.

Principal Accounting Firm Fees

Aggregate fees we were billed for the fiscal years ended December 31, 2005 and 2004 by our principal accounting firm, Deloitte & Touche LLP are as follows:

	Fiscal Year Ended December 31,
	2005	2004
Audit fees (a)	$1,931,700	$1,912,400

Audit-related fees (b)	10,200	—
Total audit and audit-related fees	1,941,900	1,912,400
Tax fees (c)	389,910	591,486
All other fees (d)	1,500	1,500

Total	$2,333,310	$2,505,386

(a)	Audit fees. Audit fees include amounts billed to us related to annual financial statement audit work, quarterly financial statement reviews and comfort letters on and review of SEC registration statements. Approximately $616,000 of the audit fees incurred in 2005 represent recurring and nonrecurring services associated with the Sarbanes-Oxley Section 404 internal control audit.
(b)	Audit-related fees. Audit-related fees include principally amounts billed to us for consultation on accounting standards.
(c)	Tax fees. Tax services fees include amounts billed to us primarily for tax planning and consulting, tax compliance and preparation and review of federal, state and local tax returns and tax fees related to REIT tax matters.
(d)	All other fees. All other fees include amounts billed to us related to Deloitte’s Accounting Research Tool (DART).

The audit committee considers whether the provision of these services is compatible with maintaining the auditor’s independence, and has determined such services for fiscal 2005 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The audit committee of our board of directors is responsible for appointing, setting compensation and overseeing the work of our independent accountants. The audit committee’s pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services.

In addition, pursuant to the policy, we will not retain our independent accountants for non-audit services, other than those specifically listed in the policy, unless: (i) in the opinion of our senior management, our independent accountants possess unique knowledge or technical expertise that is superior to that of other potential providers, (ii) the approval of the chairman of our audit committee and our chief financial officer are obtained prior to the retention and (iii) the retention will not impair the independence of the independent accountants.

The audit committee has delegated authority to pre-approve all audit and non-audit services to the chairman of the committee, provided such services do not, in the aggregate, exceed $100,000 in any quarter. The chairman shall report any pre-approval decisions promptly to the audit committee no later than at its next quarterly meeting. The audit committee does not delegate to management its responsibilities to pre-approve services to be performed by the independent accountants.

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent accountants were pre-approved by the audit committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Our board of directors unanimously recommends that you vote for the ratification of Deloitte & Touche LLP as our independent auditors.

Report of the Audit Committee

The material in this report is not “solicitation material,” is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Our board of directors’ audit committee carries out oversight functions with respect to the preparation, review and audit of our financial statements, our system of internal controls and the qualifications, independence and performance of our internal auditor consultants and independent auditors and operates under a written charter adopted by the board of directors. The audit committee has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent auditors. The audit committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Our management is responsible for the development, maintenance and evaluation of internal controls and procedures and the financial reporting system, the maintenance of appropriate accounting and financial reporting principles or policies and the preparation of financial statements in accordance with generally accepted accounting principles. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issue a report thereon. The audit committee’s responsibility is to monitor and oversee the foregoing functions.

The audit committee has met and held discussions with management and the independent auditors with respect to our consolidated financial statements for fiscal year 2005 and related matters. Management advised the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and the committee has reviewed and discussed the consolidated financial statements with management and our independent auditors, Deloitte & Touche LLP. Our independent auditors presented to and reviewed with the audit committee the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent auditors also provided to the committee the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and in connection therewith the committee discussed with the independent auditors their views as to their independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte & Touche LLP. The audit committee meetings include, whenever appropriate, executive sessions with our independent auditors without the presence of our management.

In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

Based on the audit committee’s considerations, discussions with management and the independent auditors as described above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Respectfully submitted,

Strategic Hotels & Resorts, Inc. Audit Committee

Robert P. Bowen (Chairman)

Michael W. Brennan

John C. Deterding

ANNUAL REPORT

Our annual report to shareholders is being concurrently distributed to shareholders herewith.

OTHER MATTERS

Our management does not know of any other matters to come before the annual meeting. If, however, any other matters do come before the annual meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

SHAREHOLDER PROPOSALS

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in our proxy statement and proxy card for our 2007 annual meeting of shareholders, you must submit the proposal to our secretary no later than December 15, 2006 in accordance with Rule 14a-8. In addition, if you desire to bring business (including director nominations) before our 2007 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business to our secretary no earlier than November 15, 2006, and no later than 5:00 p.m. (Central Time), December 15, 2006. Among other requirements, shareholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name, age and address of the shareholder proposing such business, (3) the number of shares of common stock beneficially owned by such shareholder and (4) any material interest of such shareholder in such business. For additional requirements, shareholders should refer to our bylaws, Article II, Section 11, a current copy of which may be obtained from our secretary.

STRATEGIC HOTELS & RESORTS, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

The Board of Directors of the Corporation recommends a vote “FOR” the Election of Directors and “FOR” Proposal 2.

1. ELECTION OF DIRECTORS—For Withhold For All (1) Robert P. Bowen, (2) Michael W. Brennan, (3) Edward All All Except C. Coppola, (4) John C. Deterding, (5) Richard L. Fisher, (6) Laurence S. Geller, (7) David M.C. Michels, (8) William A. Prezant

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

Control Number:

2. AUDITORS. Ratification of the appointment of For Against Abstain Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2006.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS.

Dated:

(Signature)

(Signature if held jointly)

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

STRATEGIC HOTELS & RESORTS, INC.

Dear Shareholder:

We encourage you authorize your proxy by telephone. Doing so will eliminate the need to return your proxy card. You will need your proxy card and social security number (where applicable) to authorize your proxy by telephone. The Voter Control Number that appears in the box above must be used in order to authorize your proxy by telephone.

accessing the World Wide Web site http://www.eproxyvote.com/bee to authorize your proxy via the internet.

using a touch-tone telephone to authorize your proxy by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished authorizing your proxy, your voting instructions will be confirmed, and the call will end.

completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement.

You can authorize your proxy via the internet or by phone at any time prior to 11:59 P.M. Central Time, May 10, 2006, the day before the 2006 Annual Meeting. You will need the control number printed at the top of this instruction card to authorize your proxy via the internet or by phone. If you do so, you do not need to mail in

7179—Strategic Hotels & Resorts, Inc.

PROXY PROXY

STRATEGIC HOTELS & RESORTS, INC.

REVOCABLE PROXY OF HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STRATEGIC HOTELS & RESORTS, INC. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2006 AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned, as the holder of common stock, par value $0.01 per share (the “Common Stock”), of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Corporation”), hereby appoints Laurence S. Geller and James E. Mead, and each of them, with full powers of substitution, as proxies to vote all shares of Common Stock which the undersigned is entitled to vote through the execution of a proxy with respect to the 2006 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the InterContinental Chicago Hotel, 505 North Michigan Avenue, Chicago, Illinois 60611, on Thursday, May 11, 2006, at 10:00 a.m., Central Time, or any postponement or adjournment thereof, and authorizes and instructs said proxies to vote in the manner directed below and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the meeting. In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Annual Meeting, or any adjournment or postponement thereof, or upon matters incident to the conduct of the Annual Meeting.

You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Corporation written direction to revoke it, by authorizing a new proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or subsequent proxy should be sent to: Strategic Hotels & Resorts, Inc. 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, Attention: Secretary, or hand-delivered to Strategic Hotels & Resorts, Inc. c/o LaSalle Bank, N.A., 135 South LaSalle Street, Suite 1960, Chicago, Illinois 60603, Attention: Arlene Kaminski; so as to be delivered at or before the taking of the vote at the Annual Meeting.

Returned proxy cards or proxies authorized by phone or internet will be voted (1) as specified on the matters listed above; (2) in accordance with the Board of Directors’ recommendations where no specification is made; and (3) in accordance with the discretion of the proxies on any other matters that may properly come before the meeting.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished therewith.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR

AUTHORIZE YOUR PROXY VIA THE INTERNET OR PHONE.

YOU MAY REVOKE THIS PROXY IN THE MANNER DESCRIBED ABOVE AT ANY TIME

PRIOR TO THE TAKING OF A VOTE ON THE MATTERS DESCRIBED HEREIN.

(continued and is to be signed on the reverse side.)

7179—Strategic Hotels & Resorts, Inc.